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                                                                     Exhibit 8.2

                                 January 6, 2000

Board of Directors
MindSpring Enterprises, Inc.
1430 West Peachtree Street, N.W.
Suite 400
Atlanta, GA  30309

Gentlemen/Ladies:

                  This opinion is being delivered to you in connection with the Agreement and Plan of Reorganization (the "Agreement"), dated as of September 22, 1999, by and among WWW Holdings, Inc. ("Newco"), a Delaware corporation, EarthLink Network, Inc. ("EarthLink"), a Delaware corporation, and MindSpring Enterprises, Inc. ("MindSpring"), a Delaware corporation. Pursuant to the Agreement, EarthLink will merge with and into Newco (the "EarthLink Merger") and, immediately thereafter, MindSpring will merge with and into Newco (the "MindSpring Merger").

                  In connection with the preparation of this opinion, we have examined and with your consent relied upon (without any independent investigation or review thereof) the following documents (including all amendments, exhibits and schedules thereto): (1) the Agreement; (2) the Registration Statement on Form S-4 filed with the Securities and Exchange Commission (the "Registration Statement") and/or the Proxy Statement/Prospectus of EarthLink and MindSpring; (3) representations and certifications made to us by MindSpring and Newco as to matters of fact; and (4) such other instruments and documents related to the formation, organization and operation of EarthLink, MindSpring and Newco or to the consummation of the EarthLink Merger or the MindSpring Merger and the transactions contemplated thereby as we have deemed necessary or appropriate. (1)/

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(1)/ All capitalized terms used herein and not otherwise defined shall have the same meaning as they have in the Agreement. All section references, unless

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MindSpring Enterprises, Inc.
January 6, 2000
Page 2

                            THE PROPOSED TRANSACTION

                  Based solely upon our review of the documents set forth above, and upon such information as MindSpring and Newco have provided to us (which we have not attempted to verify in any respect), and in reliance upon such documents and information, we understand that the proposed transaction and the relevant facts with respect thereto are as follows:

                  EarthLink is a leading Internet service provider providing nationwide Internet access and related value-added services to its individual and business members. MindSpring is a leading national Internet service provider, focusing on serving individuals and small businesses. Its primary service offerings are dial-up Internet access and business services, which MindSpring offers in various price and usage plans designed to meet the needs of its members. Newco is a newly formed corporation that has not, to date, conducted any activities other than those incident to its formation, the execution of the Agreement and the preparation of the Proxy Statement/Prospectus.

                  It is believed that the combined operations of EarthLink and MindSpring will offer strategic and financial benefits to both EarthLink and MindSpring. In reaching this decision, the EarthLink and MindSpring boards of directors considered a number of factors, including: (1) the ability to take advantage of the greater combined resources and efforts of the two companies under one brand to accelerate member growth; (2) the increased opportunities that could be available to a larger, combined company, including potentially greater leverage with vendors, network providers and content providers, the opportunity to become a leading Internet service provider portal site and the opportunity to develop alternative revenue streams; and (3) significant opportunities for cost savings, revenue growth, technological development and other benefits. Thus, it is proposed that pursuant to the Agreement and the laws of the State of Delaware, EarthLink will merge with and into Newco and, immediately thereafter, MindSpring will merge with and into Newco. Newco will be the surviving corporation resulting from the EarthLink Merger and the MindSpring Merger and will change its name to EarthLink Network, Inc. at the Effective Time.

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otherwise indicated, are to the Internal Revenue Code of 1986, as amended (the
"Code").

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MindSpring Enterprises, Inc.
January 6, 2000
Page 3

                  Pursuant to the MindSpring Merger, each share of MindSpring Common Stock outstanding immediately prior to the Effective Time will be converted into and become one (1) share of Newco Common Stock, and each outstanding option, warrant and other right to purchase, or which is convertible into, MindSpring Common Stock will be converted into an option, warrant or other right, as the case may be, having substantially identical terms and conditions, to purchase or be convertible into one (1) share of Newco Common Stock. There will be no dissenters' rights in the MindSpring Merger.

                         ASSUMPTIONS AND REPRESENTATIONS

                  In connection with rendering this opinion, we have assumed or obtained representations (and, with your consent, are relying thereon, without any independent investigation or review thereof, although we are not aware of any material facts or circumstances contrary to or inconsistent therewith) that:

                  1. All information contained in each of the documents we have examined and relied upon in connection with the preparation of this opinion is accurate and completely describes all material facts relevant to our opinion, all copies are accurate and all signatures are genuine. We have also assumed that there has been (or will be by the Effective Time of the MindSpring Merger) due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof.

                  2. The MindSpring Merger will be consummated in accordance with applicable state law and will qualify as a statutory merger under applicable state law.

                  3. All factual representations made to us by MindSpring and Newco are true, correct, and complete in all material respects. Any representation or statement made "to the best of knowledge" or similarly qualified is correct without such qualification.

                  4. The MindSpring Merger will be consummated in accordance with the Agreement and as described in the Proxy Statement/Prospectus (including satisfaction of all covenants and conditions to the obligations of the parties without amendment or waiver thereof); MindSpring and Newco will comply with all reporting obligations with respect to the MindSpring Merger required under the Code and the Treasury Regulations thereunder; and the Agreement and all other

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MindSpring Enterprises, Inc.
January 6, 2000
Page 4

documents and instruments referred to therein or in the Proxy
Statement/Prospectus are valid and binding in accordance with their terms.

                    OPINION - FEDERAL INCOME TAX CONSEQUENCES

                  Based upon and subject to the assumptions and qualifications set forth herein, it is our opinion that for federal income tax purposes: (1) the MindSpring Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code; (2) both MindSpring and Newco will be "a party to the reorganization" within the meaning of Code
Section 368(b); and (3) the discussion in the Registration Statement under the heading "Federal Income Tax Consequences," to the extent such discussion describes applicable federal income tax law applicable to the MindSpring Merger, is correct in all material respects, as of the date hereof.

                  In addition to the assumptions set forth above, this opinion is subject to the exceptions, limitations and qualifications set forth below:

                  1. This opinion represents and is based upon our best judgment regarding the application of relevant current provisions of the Code and interpretations of the foregoing as expressed in existing court decisions, administrative determinations (including the practices and procedures of the Internal Revenue Service (the "IRS") in issuing private letter rulings, which are not binding on the IRS except with respect to the taxpayer that receives such a ruling) and published rulings and procedures all as of the date hereof. An opinion of counsel merely represents counsel's best judgment with respect to the probable outcome on the merits and is not binding on the IRS or the courts. There can be no assurance that positions contrary to our opinions will not be taken by the IRS, or that a court considering the issues would not hold contrary to such opinions. MindSpring has not requested a ruling from the IRS (and no ruling will be sought) as to any of the federal income tax consequences addressed in this opinion. Furthermore, no assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, would not adversely affect the accuracy of the opinion expressed herein. Nevertheless, we undertake no responsibility to advise you of any new developments in the law or in the application or interpretation of the federal income tax laws.

                  2. This letter addresses only the specific tax opinions set forth above. This letter does not address any other federal, state, local or foreign tax consequences that may result from the MindSpring Merger or any other transaction

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MindSpring Enterprises, Inc.
January 6, 2000
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(including the EarthLink Merger or any other transaction undertaken in connection with the MindSpring Merger).

                  3. We express no opinion regarding, among other things, the tax consequences of the MindSpring Merger (including the opinion set forth above) as applied to specific stockholders of MindSpring that may be relevant to particular classes of MindSpring shareholders, such as dealers in securities, corporate shareholders subject to the alternative minimum tax, foreign persons, and holders of shares acquired upon exercise of stock options or in other compensatory transactions.

                  4. Our opinion set forth herein is based upon the description of the contemplated transactions as set forth above in the section captioned "The Proposed Transaction," the Agreement and the Proxy Statement/Prospectus. If the actual facts relating to any aspect of the transactions differ from this description in any material respect, our opinion may become inapplicable. No opinion is expressed as to any transaction other than those set forth in the section captioned "The Proposed Transaction," the Agreement and the Proxy Statement/Prospectus or to any transaction whatsoever, including the Merger, if all the transactions described in the section captioned "The Proposed Transaction," the Agreement and the Proxy Statement/Prospectus are not consummated in accordance with the terms of the section captioned "The Proposed Transaction," the Agreement and the Proxy Statement/Prospectus and without waiver or breach of any material provision thereof or if all of the representations, warranties, statements and assumptions upon which we relied are not true and accurate at all relevant times. In the event any one of the statements, representations, warranties or assumptions upon which we have relied to issue this opinion is incorrect, our opinion might be adversely affected and may not be relied upon.

                  This opinion is provided to MindSpring only, and without our prior consent, may not be relied upon, used, circulated, quoted or otherwise referred to in any manner by any person, firm, governmental authority or entity whatsoever other than reliance thereon by MindSpring or the MindSpring shareholders. Notwithstanding the prior sentence, we hereby consent to the use of the opinion letter as an exhibit to the Registration Statement and to the use of our name in the

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MindSpring Enterprises, Inc.
January 6, 2000
Page 6

Registration Statement. In giving the consent, we do not thereby admit that we are an "expert" within the meaning of the Securities Act of 1933, as amended.

                                                Sincerely yours,






                                                /s/ HOGAN & HARTSON L.L.P.